EXHIBIT 11

                               T R FINANCIAL CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                      Three Months Ended          Six Months Ended
                                           June 30,                  June 30,
                                 -------------------------   -------------------------
                                    1997          1996           1997          1996
                                 -----------   -----------   -----------   -----------
1. Net income                    $ 8,414,000   $ 7,214,000   $16,178,000   $14,398,000
                                 ===========   ===========   ===========   ===========
2. Weighted average
   common shares
   outstanding
                                  16,293,565    16,369,722    16,320,351    16,575,696
3. Pro rata allocation
   to interim periods of
   ESOP shares to be
   allocated on
   December 31st of
   each year                          86,597        96,484        57,944        64,666

4. Common stock
   equivalents
   attributable to
   dilutive effect of
   stock options                   1,228,559     1,152,242     1,207,823     1,149,158
                                 -----------   -----------   -----------   -----------

5. Total weighted
   average common
   shares and
   equivalents
   outstanding for
   primary earnings
   per share
   computations                   17,608,721    17,618,448    17,586,118    17,789,520
                                 ===========   ===========   ===========   ===========

6. Primary earnings
   per share                     $      0.48   $      0.41   $      0.92   $      0.81
                                 ===========   ===========   ===========   ===========


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